Exhibit 99.1

Arrow Electronics Reports Fourth Quarter and Full-Year 2008 Earnings

-- Generates Strong Cash Flow from Operations of More Than $275 Million --

-- Announces More Than $175 Million in Annual Cost Savings --

MELVILLE, N.Y.--(BUSINESS WIRE)--February 10, 2009--Arrow Electronics, Inc. (NYSE:ARW) today reported fourth quarter 2008 net income of $43.2 million ($.36 per share on both a basic and diluted basis) on sales of $4.09 billion, compared with net income of $114.0 million ($.93 and $.92 per share on a basic and diluted basis, respectively) on sales of $4.42 billion in the fourth quarter of 2007. Sales decreased 7 percent year over year. Pro forma to include the impact of the acquisition of LOGIX S.A. (“LOGIX”), sales decreased 12 percent year over year. The company's results for the fourth quarters of 2008 and 2007 include a number of items outlined below that impact their comparability. A complete reconciliation of these items is provided under the heading “Certain Non-GAAP Financial Information.” Excluding those items, on a non-GAAP basis, net income for the quarter ended December 31, 2008, would have been $72.0 million ($.60 per share on both a basic and diluted basis) and net income for the quarter ended December 31, 2007, would have been $120.6 million ($.98 and $.97 per share on a basic and diluted basis, respectively).

“We were able to achieve sales and earnings in line with our guidance range in the face of deteriorating market conditions during the fourth quarter. Macro pressures intensified through the quarter and demand has continued to weaken, impacting all markets and economies around the globe,” said William E. Mitchell, chairman and chief executive officer. “We expect the marketplace to continue to be unsettled and that visibility will remain limited most likely through 2009. While we cannot control external forces, we will continue to manage our business with the discipline necessary to maintain our financial strength, which we see as a competitive advantage in these difficult times.”

“The current economic conditions have forced Arrow to make difficult but necessary decisions to ensure that we maintain our leadership position,” added Michael J. Long, president and chief operating officer. “We have already implemented a number of cost-saving initiatives to reduce the severity of impact that the deteriorating economic conditions will have on our business and employees. We estimate that the total impact of these actions will reduce costs by more than $175 million annually. We believe the actions we have taken to align our cost structure with market realities have been a prudent response to the deteriorating environment, and we remain committed to ongoing efforts to improve efficiencies across our organization.”

Global enterprise computing solutions (“ECS”) sales of $1.64 billion increased 2 percent year over year. Pro forma to include the impact of the acquisition of LOGIX, sales decreased 11 percent year over year. “ECS sales were in line with our expectations, as strong double-digit sequential growth in storage, software, services, and proprietary servers was offset in part by weakness in industry-standard servers. Our outlook for the ECS business is decidedly mixed, as this business is sensitive to capital expenditures for IT systems – an area under intense scrutiny by companies as they look to adjust to declining market conditions. Still, our value model remains strong and is not tied to discretionary commodity products like laptops, printers and accessories, and customers should continue to use enterprise solutions to boost productivity through the downturn,” Mr. Long said.

Global components sales of $2.45 billion decreased 13 percent year over year. “In our global components business, sales were also in line with expectations. Overall, the components markets continue to exhibit a great deal of caution, which we would expect to persist,” Mr. Long said.

The company's results for the fourth quarter of 2008 and 2007 include the items outlined below that impact their comparability:

  During the fourth quarter of 2008, the company recorded a restructuring and integration charge of $44.4 million ($37.6 million net of related taxes or $.31 per share on a both basic and diluted basis) primarily related to initiatives taken by the company to improve operating efficiencies.
  During the fourth quarter of 2008, the company recorded a credit of $2.1 million ($1.2 million net of related taxes or $.01 per share on both a basic and diluted basis) related to a preference claim from 2001.
  During the fourth quarter of 2008, the company recorded a reduction of the provision for income taxes of $8.5 million ($.07 per share on both a basic and diluted basis) and an increase in interest expense of $1.0 million ($1.0 million net of related taxes or $.01 per share on both a basic and diluted basis) primarily related to the settlement of certain international income tax matters.
  During the fourth quarter of 2007, the company recorded a restructuring and integration charge of $10.0 million ($6.6 million net of related taxes or $.05 per share on both a basic and diluted basis) primarily related to initiatives taken by the company to improve operating efficiencies.

FULL-YEAR RESULTS

Arrow’s net income for 2008 was $301.4 million ($2.50 and $2.48 per share on a basic and diluted basis, respectively) on sales of $16.76 billion, compared with net income of $407.8 million ($3.31 and $3.28 per share on a basic and diluted basis, respectively) on sales of $15.98 billion in 2007. Sales in 2008 increased 5 percent year over year. Pro forma to include the impact of the acquisitions of LOGIX and KeyLink Systems Group, and exclude KeyLink sales from the related long-term procurement agreement with Agilysys for the first quarter of 2008, sales were essentially flat year over year.

Net income for 2008 includes a restructuring and integration charge of $70.1 million ($55.3 million net of related taxes or $.46 per share on both a basic and diluted basis) primarily related to initiatives taken by the company to improve operating efficiencies and a charge, including legal fees, related to a preference claim from 2001 of $10.9 million ($6.6 million net of related taxes or $.05 per share on both a basic and diluted basis). Net income for 2008 also includes a reduction of the provision for income taxes of $8.5 million ($.07 per share on both a basic and diluted basis) and an increase in interest expense of $1.0 million ($1.0 million net of related taxes or $.01 per share on both a basic and diluted basis) primarily related to the settlement of certain international income tax matters. Excluding these items, net income would have been $355.7 million ($2.95 and $2.93 per share on a basic and diluted basis, respectively) for 2008.

Net income for 2007 includes restructuring and integration charges of $11.7 million ($7.0 million net of related taxes or $.06 per share on both a basic and diluted basis), primarily related to initiatives taken by the company in the period to improve operating efficiencies and the acquisition of KeyLink, and an income tax benefit of $6.0 million, net, ($.05 per share on both a basic and diluted basis) principally due to a decrease in deferred income taxes as a result of a reduction in the statutory tax rate in Germany. Excluding these items, net income would have been $408.8 million ($3.32 and $3.29 per share on a basic and diluted basis, respectively) for 2007.

GUIDANCE

“Looking ahead, we believe that total first quarter sales will be between $3.0 and $3.6 billion, with global component sales between $2.0 and $2.4 billion and global enterprise computing solutions sales between $1.0 and $1.2 billion. We expect earnings per share, on a diluted basis, excluding any charges, to be in the range of $.32 to $.44. Our guidance assumes that the average Euro to USD exchange rate for the first quarter is 1.3 to 1, compared with an average exchange rate of 1.49 to 1 in the first quarter of 2008,” said Paul J. Reilly, senior vice president and chief financial officer. “In accordance with generally accepted accounting principles we will continue to evaluate the recorded value of our intangible assets, including goodwill, through the filing of our Form 10-K with the SEC for the fiscal year ended December 31, 2008.”

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for approximately 800 suppliers and 130,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 53 countries and territories.

Certain Non-GAAP Financial Information

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the company’s efficiency enhancement initiatives and certain legal and tax matters. A reconciliation of the company’s non-GAAP financial information to GAAP is set forth in the table below.

The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company’s operating performance and underlying trends in the company’s business because management considers the charges, credits and losses referred to above to be outside the company’s core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company’s financial and operating performance. In addition, the company’s Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

ARROW ELECTRONICS, INC.
EARNINGS RECONCILIATION
(In thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Operating income, as reported	$84,334	$193,583	$525,211	$686,905
Restructuring and integration charges	44,354	9,955	70,065	11,745
Preference claim from 2001	(2,051)	-	10,890	-
Operating income, as adjusted	$126,637	$203,538	$606,166	$698,650

Net income, as reported	$43,204	$113,963	$301,360	$407,792
Restructuring and integration charges	37,577	6,598	55,300	7,036
Preference claim from 2001	(1,246)	-	6,576	-
Impact of settlement of tax matters:
Income tax	(8,450)	-	(8,450)	-
Interest (net of taxes)	962	-	962	-
Deferred tax adjustment*	-	-	-	(6,024)
Net income, as adjusted	$72,047	$120,561	$355,748	$408,804

Net income per basic share, as reported	$.36	$.93	$2.50	$3.31
Restructuring and integration charges	.31	.05	.46	.06
Preference claim from 2001	(.01)	-	.05	-
Impact of settlement of tax matters:
Income tax	(.07)	-	(.07)	-
Interest (net of taxes)	.01	-	.01	-
Deferred tax adjustment*	-	-	-	(.05)
Net income per basic share, as adjusted	$.60	$.98	$2.95	$3.32

Net income per diluted share, as reported	$.36	$.92	$2.48	$3.28
Restructuring and integration charges	.31	.05	.46	.06
Preference claim from 2001	(.01)	-	.05	-
Impact of settlement of tax matters:
Income tax	(.07)	-	(.07)	-
Interest (net of taxes)	.01	-	.01	-
Deferred tax adjustment*	-	-	-	(.05)
Net income per diluted share, as adjusted	$.60	$.97	$2.93	$3.29

The sum of the components for basic and diluted net income per share, as adjusted, may not agree to totals, as presented, due to rounding.
*

During the third quarter of 2007, the company recorded an income tax benefit of $6.0 million, net, ($.05 per share on both a basic and diluted basis) principally due to a reduction in deferred income taxes as a result of the statutory tax rate change in Germany. These deferred income taxes primarily related to the amortization of intangible assets for income tax purposes, which are not amortized for accounting purposes.

Information Relating to Forward-Looking Statements

This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company’s ability to generate additional cash flow. Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

ARROW ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Sales	$4,089,727	$4,418,982	$16,761,009	$15,984,992
Costs and expenses:
Cost of products sold	3,569,631	3,804,863	14,478,296	13,699,715
Selling, general and administrative expenses	376,368	391,950	1,607,261	1,519,908
Depreciation and amortization	17,091	18,631	69,286	66,719
Restructuring and integration charges	44,354	9,955	70,065	11,745
Preference claim from 2001	(2,051)	-	10,890	-
	4,005,393	4,225,399	16,235,798	15,298,087
Operating income	84,334	193,583	525,211	686,905
Equity in earnings of affiliated companies	1,190	1,064	6,549	6,906
Interest expense, net	25,853	26,252	99,863	101,628
Income before income taxes and minority interest	59,671	168,395	431,897	592,183
Provision for income taxes	16,632	53,104	130,433	180,697
Income before minority interest	43,039	115,291	301,464	411,486
Minority interest	(165)	1,328	104	3,694
Net income	$43,204	$113,963	$301,360	$407,792
Net income per share:
Basic	$.36	$.93	$2.50	$3.31
Diluted	$.36	$.92	$2.48	$3.28
Average number of shares outstanding:
Basic	119,423	122,749	120,773	123,176
Diluted	119,702	123,845	121,420	124,429

ARROW ELECTRONICS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands except par value)

	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$451,272	$447,731
Accounts receivable, net	3,087,290	3,281,169
Inventories	1,626,559	1,679,866
Prepaid expenses and other assets	180,647	180,629
Total current assets	5,345,768	5,589,395

Property, plant and equipment, at cost:
Land	25,127	41,553
Buildings and improvements	147,138	175,979
Machinery and equipment	698,156	580,278
	870,421	797,810
Less: Accumulated depreciation and amortization	(459,881)	(442,649)
Property, plant and equipment, net	410,540	355,161

Investments in affiliated companies	46,788	47,794
Cost in excess of net assets of companies acquired	1,924,627	1,779,235
Other assets	348,634	288,275
Total assets	$8,076,357	$8,059,860

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,459,922	$2,535,583
Accrued expenses	455,547	438,898
Short-term borrowings, including current portion of long-term debt	52,893	12,893
Total current liabilities	2,968,362	2,987,374

Long-term debt	1,223,985	1,223,337
Other liabilities	298,306	297,289

Shareholders' equity:
Common stock, par value $1:
Authorized – 160,000 shares in 2008 and 2007
Issued – 125,048 and 125,039 shares in 2008 and 2007, respectively	125,048	125,039
Capital in excess of par value	1,035,302	1,025,611
Retained earnings	2,486,104	2,184,744
Foreign currency translation adjustment	172,528	312,755
Other	(43,005)	(8,720)
	3,775,977	3,639,429
Less: Treasury stock (5,740 and 2,212 shares in 2008 and
2007, respectively), at cost	(190,273)	(87,569)
Total shareholders' equity	3,585,704	3,551,860
Total liabilities and shareholders' equity	$8,076,357	$8,059,860

ARROW ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	December 31,
	2008	2007
	(unaudited)
Cash flows from operating activities:
Net income	$43,204	$113,963
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	17,091	18,631
Amortization of stock-based compensation	5,075	4,177
Amortization of deferred financing costs and discount on notes	546	535
Equity in earnings of affiliated companies	(1,190)	(1,064)
Minority interest	(165)	1,328
Deferred income taxes	14,248	9,126
Restructuring and integration charges	37,577	6,598
Preference claim from 2001	(1,246)	-
Impact of settlement of tax matters	(7,488)	-
Excess tax benefits from stock-based compensation arrangements	67	(372)
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	(62,962)	(164,873)
Inventories	125,581	(42,952)
Prepaid expenses and other assets	18,480	(6,936)
Accounts payable	121,612	274,540
Accrued expenses	(48,583)	(18,607)
Other	13,917	26,387
Net cash provided by operating activities	275,764	220,481

Cash flows from investing activities:
Acquisition of property, plant and equipment	(46,169)	(35,940)
Cash consideration paid for acquired businesses	(13,626)	(303)
Other	(132)	(201)
Net cash used for investing activities	(59,927)	(36,444)

Cash flows from financing activities:
Change in short-term borrowings	13,116	(49,655)
Repayment of long-term borrowings	(965,000)	(520,900)
Proceeds from long-term borrowings	962,812	520,900
Proceeds from exercise of stock options	21	4,110
Excess tax benefits from stock-based compensation arrangements	(67)	372
Repurchases of common stock	-	(8,552)
Net cash provided by (used for) financing activities	10,882	(53,725)

Effect of exchange rate changes on cash	(18,884)	(188)
Net increase in cash and cash equivalents	207,835	130,124
Cash and cash equivalents at beginning of period	243,437	317,607
Cash and cash equivalents at end of period	$451,272	$447,731

ARROW ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	December 31,
	2008	2007
	(unaudited)
Cash flows from operating activities:
Net income	$301,360	$407,792
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	69,286	66,719
Amortization of stock-based compensation	18,092	21,389
Amortization of deferred financing costs and discount on notes	2,162	2,144
Equity in earnings of affiliated companies	(6,549)	(6,906)
Minority interest	104	3,694
Deferred income taxes	25,499	8,661
Restructuring and integration charges	55,300	7,036
Preference claim from 2001	6,576	-
Impact of settlement of tax matters	(7,488)	-
Excess tax benefits from stock-based compensation arrangements	(161)	(7,687)
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	269,655	(279,636)
Inventories	85,489	116,657
Prepaid expenses and other assets	11,504	(19,315)
Accounts payable	(191,669)	475,155
Accrued expenses	2,977	32,458
Other	(22,338)	22,582
Net cash provided by operating activities	619,799	850,743

Cash flows from investing activities:
Acquisition of property, plant and equipment	(158,688)	(138,834)
Cash consideration paid for acquired businesses	(333,491)	(539,618)
Proceeds from sale of facilities	-	12,996
Other	(512)	(23)
Net cash used for investing activities	(492,691)	(665,479)

Cash flows from financing activities:
Change in short-term borrowings	2,604	(90,318)
Repayment of long-term borrowings	(3,953,950)	(2,312,251)
Proceeds from long-term borrowings	3,951,461	2,510,800
Repayment of senior notes	-	(169,136)
Proceeds from exercise of stock options	4,392	55,228
Excess tax benefits from stock-based compensation arrangements	161	7,687
Repurchases of common stock	(115,763)	(84,236)
Net cash used for financing activities	(111,095)	(82,226)

Effect of exchange rate changes on cash	(12,472)	6,963
Net increase in cash and cash equivalents	3,541	110,001
Cash and cash equivalents at beginning of year	447,731	337,730
Cash and cash equivalents at end of year	$451,272	$447,731

ARROW ELECTRONICS, INC.
SEGMENT INFORMATION
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Sales:
Global components	$2,450,088	$2,810,560	$11,319,482	$11,223,751
Global ECS	1,639,639	1,608,422	5,441,527	4,761,241
Consolidated	$4,089,727	$4,418,982	$16,761,009	$15,984,992

Operating income (loss):
Global components	$87,106	$145,829	$533,126	$604,217
Global ECS	64,832	83,876	196,269	202,223
Corporate (a)	(67,604)	(36,122)	(204,184)	(119,535)
Consolidated	$84,334	$193,583	$525,211	$686,905
(a)

Includes restructuring and integration charges of $44.4 million and $70.1 million for the fourth quarter and year ended December 31, 2008, respectively, and restructuring and integration charges of $10.0 million and $11.8 million for the fourth quarter and year ended December 31, 2007, respectively. Also includes a credit of $2.1 million and a charge of $10.9 million related to the preference claim from 2001 for the fourth quarter and year ended December 31, 2008, respectively.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President & Treasurer
or
Paul J. Reilly, 631-847-1872
Senior Vice President & Chief Financial Officer
or
Media:
John Hourigan, 303-824-4586
Director, External Communications